UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under to § 240.14a-12

CNX RESOURCES CORPORATION

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
Fee paid previously with preliminary materials.
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

March 23, 2021

To: Shareholders of CNX Resources Corporation

We would like to start by thanking you for your confidence in CNX; we take our responsibility to our owners and all our stakeholders very seriously.

Our company’s strategy has been clearly articulated for some time: we aim to grow our long-term intrinsic per share value by being the low-cost manufacturer of natural gas, mitigating risk through tactics such as programmatic hedging and best-in-class environmental, social, and governance (ESG) performance, generating consistent free cash flow (FCF) per share over an extended period of time, and astutely allocating our FCF by relentlessly following the math of per-share value. We believe that the key to successful execution of our strategy is providing transparent, multi-year guidance on our expected FCF performance as well as returning capital to shareholders in the most efficient, value-creating manner possible.

CNX will look back on 2020 as a defining period in our history. The year presented epic obstacles that were impossible to predict, but it also presented new opportunities to adapt and rise to the needs and expectations of our employees, customers, communities, and shareholders. During 2020, the company continued optimizing its balance sheet and developed and executed a plan to generate over $3 billion in FCF1 over the next seven years. The year saw us successfully execute the first step in that plan and we generated $795 million of net cash provided by operating activities, which resulted in $356 million of FCF1, a record for us since becoming a public company in 1999. In addition to generating significant FCF per share throughout the year, the company raised over $1.2 billion through various capital markets transactions. As a result of these actions, we retired $894 million of our 5.875% senior notes due in 2022, extended our near-term bond maturities out to 2026, decreased net long-term debt by $246 million, maintained significant borrowing base liquidity at $2.4 billion, and repurchased approximately $43 million, or 4.1 million shares, of CNX stock at deeply discounted prices. This significant portfolio of actions was unique among our peers and positioned CNX to enter 2021 poised to soon enjoy the strongest balance sheet in our industry while continuing to actively pursue opportunistic share repurchases.

We expected the natural gas macro situation to be eventful in 2020, and it did not disappoint. In April 2020, we saw a significant spread emerge between summer and winter natural gas prices. As a result, CNX began shaping its production profile to allow us to sell our gas at higher prices later in the year. This optimized production profile helped position us to capture over $30 million in incremental FCF1 over the next few years. During the same period, the company monetized hedges in the summer months and added new hedges in the winter months, which locked in a significant portion of this expected FCF improvement.

Throughout 2020, CNX continued to differentiate itself through its programmatic hedging strategy and entered 2021 approximately 89% hedged. The pricing volatility of 2020 provided an excellent environment for the company to flex its balance sheet and financial strength to opportunistically create incremental per share FCF. Despite continued weakness in the natural gas forward strip, we expect to continue generating significant FCF per share in 2021 and beyond as a result of our low-cost position and best-in-class hedge book. We are unique among our peers in our intense focus on hedging. Our hedging strategy helps insulate the company from commodity price swings, providing a higher degree of predictability around our entire business. This predictability not only gives us confidence to drive FCF per share higher and leverage lower, but also to return capital to shareholders.

As we continue to strive to be astute capital allocators, we are constantly managing drivers of future profitability in a dynamic macro environment. Perhaps the best illustration of our approach to capital allocation was our decision to acquire all of the remaining units of CNX Midstream Partners LP (CNXM) in exchange for CNX common stock valued at approximately $385 million. This decision positioned CNX as the lowest cost producer in the Appalachian Basin, improved the long-term financial stability of the combined entity, and increased the cumulative FCF per share of the company. It also created a unique structural cost advantage relative to our peers. Such a competitive moat in any commodity industry is both rare and crucial. Importantly, not only did the take-in transaction of CNXM structurally lower CNX’s operating costs, but in so doing it also resulted in a positive impact on our year-end PV-10 and proved reserves.

Despite generating significant amounts of FCF per share, our stock is trading at an attractive FCF yield relative to peers and the broader market. If this trend persists, CNX will continue to opportunistically repurchase shares when they trade at an attractive discount to intrinsic per share value, while simultaneously de-levering to our targeted 1.5x leverage ratio.

Our core philosophy remains unchanged. All our key decisions, resources, and processes remain concentrated on optimizing the long-term intrinsic value per share of the company. The performance metrics we have developed are ultimately designed to help us achieve our mission:

To empower our team to embrace and drive innovative change that creates long-term per share value for our investors, enhances our communities, and delivers energy solutions for today and tomorrow.

2020 Highlights

CNX had several important developments in 2020 including the following:

•	Reported a net loss of $484 million, or negative $2.43 per share, and adjusted net income of $191 million[1] or $0.96 per share[1];

•	Net cash provided by operating activities of $795 million;

•	Total FCF of $356 million[1], above full year guidance of $350 million, and our record annual FCF since IPO in 1999;

•	Repurchased CNX stock in the amount of approximately $43 million (or 4.1 million shares) at an average price of $10.43 per share;

•	Increased proved reserves by approximately 13% to 9.5 Tcfe;

•	Total capital expenditures of $487 million, below the low end of the full year guidance range of $495-$515 million, and also a 59% reduction from the previous year;

•	Total Adjusted EBITDAX of $922 million[1], above full year guidance of $900 million;

•	Purchased the remaining $894 million of our 5.875% Senior Notes due April 2022 at an average price equal to 98.6% of the principal amount;

•	Acquired all of the outstanding common units of CNX Midstream Partners LP valued at approximately $385 million, to create the lowest cost Appalachian producer;

•	Completed $175 million project financing for the Cardinal States Gathering system at 6.5% interest rate;

•	Completed $345 million convertible notes offering at 2.25% interest rate;

•	Completed $200 million tack-on offering to senior notes due in 2027 at 7.25%; and

•	Completed $500 million senior notes offering due in 2029 at 6.00%
2

Guiding Principles (Year-After-Year)

The company’s board of directors and management team continue to focus on governing CNX according to the following three essential principles:

1. Optimizing long-term per share returns for our shareholders

Investing capital exclusively in high-return projects that correlate with long-term FCF per share growth, which in turn provides increased capital allocation flexibility and maximizes long-term per share value for our shareholders.

We strongly believe that a steadfast, relentless commitment to best-in-class safety, environmental compliance and employee diversity also increases efficiencies and optimizes margins, both important drivers of long-term intrinsic value per share.

As the oldest energy company in the Appalachian region, we were focused on ESG performance long before the modern vernacular came into vogue. Sustaining our local communities through environmental stewardship, social responsibility, and strong corporate governance is a direct extension of our mission and reflects our long-standing goal to make a lasting and meaningful impact in our local communities.

To us, the Appalachian basin is more than the place we do business, as it has been our home for over 156 years. Our company leadership and workforce are composed of home-grown talent, and our approach to ESG aligns with CNX’s long-standing presence in communities across Appalachia.

We favor impactful, tangible, measurable ESG metrics and we believe ESG performance is better managed through a focus-based effort rather than a scale-based model. Our approach is simple: we work to ensure the long-term economic and social well-being of our local communities, and commit to measurable, transparent goals. We do not orate about ESG, we take action. The most notable recent example being the reduction of our carbon intensity (Scope 1 and 2 emissions) by over 90 percent from 2011 through 2018—a reduction few companies across any segment of the economy can claim.

The tangible, measurable brand of ESG that we favor takes hard work and endless effort, and we are proud to continue to lead within the natural gas industry in this important arena.

2. Efficiently and prudently allocating capital

We focus on systematically earmarking capital dollars to the investment opportunities with the highest risk-adjusted returns, period.

We typically insist on minimum internal rates of return of 20% for all capital investments and our internal projections are based on commodity price assumptions that are at or below the NYMEX strip.

Key components of our long-term capital allocation strategy include the following:

•	Methodical execution on high IRR exploration & development projects;

•	Balance sheet strength to drive capital flexibility (centered on a low targeted leverage ratio);

•	Opportunistic share count reduction where we see a significant margin of safety and discount to intrinsic value per share;

•	Strategic control of our midstream assets, which provides operational cost advantages and increases cumulative FCF in 2021 and beyond; and

•	Risk mitigation with a robust hedge book and tiered service contracts.
3

3. Seizing opportunities as the leading Appalachian E&P company

Over the next few years, we plan to continue utilizing the following core strategies to optimize predictable FCF generation:

•	Low Costs. A streamlined corporate office and emphasis on the power of autonomy for business units. We plan to continue to reduce costs at headquarters and in our business units, where we seek to maintain a low-cost position relative to our peer group.

•	Programmatic Hedging. We will continue to follow a robust and programmatic hedging strategy that differentiates CNX from its peers. To optimize predictability, we plan to lock in returns by employing a “total” hedge strategy that hedges both NYMEX and basis.

•	Strategic Transactions. Continued refinement of our methodical process for evaluating acquisition opportunities, particularly potential strategic tuck-ins in the Appalachian Basin. We consider acquisitions only when they offer returns that are compelling relative to all other capital allocation options.

•	Compensation Incentives. We remain committed to short-term incentive compensation programs that align management’s interests with those of our shareholders through annual FCF per share targets. These targets as well as our SMART (Specific, Measurable, Achievable, Relevant, Time-Based) goal system for our employees reinforces a powerful pay-for-performance culture.

Our long-term incentive compensation programs focus on share price outperformance, tangible ESG metrics, and directly aligning management’s interests with those of our shareholders, while maintaining simplicity as a core design principle.

Conclusion

As we have stated in previous letters to shareholders, we are constantly refining our approach to investor relations in an attempt to continue to partner with the best possible long-term owners. Twenty-twenty was no different, and we saw quite a few changes.

Specifically, the CNXM take-in transaction helped further simplify our story, and we used it as an opportunity to streamline our investor relations message and materials. We have created more concise slide presentations that minimize E&P jargon and focus instead on key financial metrics. Our goal is to provide investors the relevant information they need to make informed decisions, while not over-emphasizing short-term metrics and results.

Another example of this effort is our shift away from an earnings release template that historically contained E&P-centric metrics and messaging. We are still providing this information through a comprehensive “supplemental packet,” however, our message is focused more on crisp slide presentations and thorough commentary on earnings calls. Our focus is on continuing to attract long-term investors who recognize our approach to (very) long term value creation.

CNX prides itself on our iconoclasm within the E&P industry. The management team and board do not generally have standard E&P industry backgrounds and we have not followed a standard industry playbook. Over the last decade, we have transformed a 150-year-old coal company into the premier manufacturer of natural gas and FCF per share in our industry, as well as a leader in tangible, impactful ESG performance. Our differentiated approach has put us in a position of strength for significant per share value creation moving forward.

As legendary investor John Templeton famously said,

“If you want to have better performance than the crowd, you must do things differently from the crowd.”

4

Lastly, we would like to again express our gratitude to our employees and our many business partners. Exiting 2020, the company is well positioned to generate significant FCF per share throughout the commodity cycle. We are excited for the future.

Thank you for your investment in CNX and for your trust and partnership.

Will Thorndike Chairman of the Board of Directors CNX Resources Corporation	Nick DeIuliis President and Chief Executive Officer CNX Resources Corporation

(1)	A reconciliation of FCF, adjusted net income, adjusted net income per share and adjusted EBITDAX to the nearest GAAP measures are set forth in Appendix A to the Company’s Proxy Statement, filed on March 23, 2021. CNX is unable to provide a reconciliation of projected financial results contained in this letter. This is due to our inability to calculate the comparable GAAP projected metrics, including operating income, given the unknown effect, timing, and potential significance of certain income statement items.

This letter contains forward-looking statements, estimates and projections within the meaning of the federal securities laws. Statements that are not historical are forward-looking and may include our operational and strategic plans; estimates of gas reserves and resources; projected timing and rates of return of future investments; and projections and estimates of future production, revenues, income, and capital spending. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those statements, estimates and projections. Investors should not place undue reliance on forward-looking statements as a prediction of future actual results. The forward-looking statements in this letter speak only as of the date hereof; we disclaim any obligation to update the statements, and we caution you not to rely on them unduly. Specific factors that could cause future actual results to differ materially from the forward-looking statements are described in detail under the captions “Forward Looking Statements” and “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2020 filed with the SEC. Those and other risks include, among other matters, pricing volatility or pricing decline for natural gas and natural gas liquids; our operational relationship with other parties, including midstream facilities; operational risks relating to pipeline systems, drilling natural gas wells, and customer interactions, including cyber-security concerns; environmental and health-related developments, including the COVID-19 pandemic; the impact of laws, regulations and public perception on our business and industry; competitive and economic concerns; risks associated with our debt and hedging strategy; our ability to accurately estimate economically recoverable natural gas reserves and acquire economically recoverable natural gas reserves; challenges associated with strategic determinations, including the allocation of capital to strategic opportunities; and our development and exploration projects.

CNX’s management uses certain non-GAAP financial measures for planning, forecasting and evaluating business and financial performance, and believes that they are useful for investors in analyzing the company. Although these are not measures of performance calculated in accordance with generally accepted accounting principles (GAAP), management believes that these financial measures are useful to an investor in evaluating CNX because (i) analysts utilize these metrics when evaluating company performance and have requested this information as of a recent practicable date, (ii) these metrics are widely used to evaluate a company’s operating performance, and (iii) we want to provide updated information to investors. Investors should not view these metrics as a substitute for measures of performance that are calculated in accordance with GAAP. In addition, because all companies do not calculate these measures identically, these measures may not be comparable to similarly titled measures of other companies.

5

BR12653C-0321-SHLTR